Exhibit 3 (b)

                                SELLING AGREEMENT

Agreement, made this [ ] day of [ ],[ ], by and between Lincoln Benefit Life Company ("LBL"), a Nebraska Corporation; Allstate Life Financial Services, Inc. ("ALFS"), a Delaware Corporation, and ("BD"), a Corporation. This Agreement will be construed in accordance with the laws of the State of Nebraska.

LINCOLN BENEFIT LIFE COMPANY              ALLSTATE LIFE FINANCIAL SERVICES, INC.


By:                                       By:
   --------------------------------           ---------------------------------

BROKER/DEALER                             ASSOCIATED INSURANCE AGENCY (If BD is
                                          utilizing such agency pursuant to
                                          Section 12)

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(Name)                                    (Name)

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(Street Address)                          (Street Address)

-------------------------------           --------------------------------------
(City, State, Zip)                        (City, State, Zip)

By:                                       By:
-------------------------------           --------------------------------------

Title:                                    Title:
-------------------------------           --------------------------------------

                                          For States:

                                          --------------------------------------


Whereas, LBL issues certain variable insurance contracts/policies ("Contracts") described in this Agreement, which are deemed securities under the Securities Act of 1933 ("1933 Act"); and

Whereas, ALFS is duly licensed as a Broker/Dealer with the National Association of Securities Dealers, Inc. ("NASD") and the Securities and Exchange Commission ("SEC"); and

Whereas, BD is duly licensed as a Broker/Dealer with the NASD and the SEC, and

Whereas, each Associated Insurance Agency is an insurance agent in the states noted above; and

Whereas, LBL has appointed ALFS as the Underwriter of the Contracts, and

Whereas, LBL and ALFS propose to have BD's representatives ("Representatives") who are also duly licensed insurance agents solicit sales of the Contracts, and

Whereas, ALFS delegates to BD, to the extent legally permitted, training and certain administrative responsibilities and duties in connection with sales of the Contracts.

NOW THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto agree as follows:

1.   APPOINTMENT

ALFS hereby authorizes BD to supervise solicitations of the Contracts, and to facilitate solicitations of sales of the Contracts which are described in the Schedule(s) of Commissions attached hereto. LBL hereby appoints Associated Insurance Agency to solicit sales of the contracts.

2.   REPRESENTATIONS

     a. LBL, ALFS and BD and Associated Insurance Agency each represents to the other that it and the above signed officers have full power and authority to enter into this Agreement.

     b. ALFS represents to BD that it is registered as a Broker/Dealer under the Securities Exchange Act of 1934 ("1934 Act") and under the Blue Sky Laws of each jurisdiction in which such registration is required for the sale of the Contracts and that ALFS is a member of the NASD.

     c. BD represents to ALFS that it is registered as a Broker/Dealer under the 1934 Act and under the Blue Sky Laws of each jurisdiction in which such registration is required for the sale of the Contracts, and that the BD is a member of the NASD.

     d. LBL represents to BD and Associated Insurance Agency that the Contracts, including related separate accounts, shall comply with the registration and all other applicable requirements of the 1933 Act and the Investment Company Act of 1940, and the rules and regulations thereunder, including the terms of any order of the SEC with respect thereto.

     e. LBL represents to BD and Associated Insurance Agency that the Contracts it issues have been duly filed and approved by the state insurance departments in such jurisdictions where it is authorized to transact business.

     f. LBL represents to BD that the Contract prospectuses included in LBL's Registration Statement and in post-effective amendments thereto, and any supplements thereto, as filed or to be filed with the SEC, as of their respective effective dates, contain or will contain, all statements and information which are required to be stated therein by the 1933 Act and in all respects conform or will conform, to the requirements thereof.

     g. If BD utilizes an Associated Insurance Agency, BD represents that the Associated Insurance Agency is licensed in all states in which it conducts business. BD and the Associated Insurance Agency represent that they are in compliance with the terms and conditions of no-action letters issued by the staff of the SEC with respect to non-registration as a broker/dealer of an insurance agency associated with a registered broker/dealer. BD and Associated Insurance Agency shall notify ALFS immediately in writing if BD and/or such agency fail to comply with any such terms and conditions and shall take such measures as may be necessary to comply with any such terms and conditions. If Associated Insurance Agency is the same person as BD, this Paragraph does not apply, and BD shall undertake all the duties, responsibilities and privileges under this Agreement.

3. COMPLIANCE WITH NASD RULES OF FAIR PRACTICE AND FEDERAL AND STATE SECURITIES AND STATE INSURANCE LAWS

BD agrees to abide by all rules and regulations of the NASD, including its Conduct and Membership and Registration Rules, and BD and Associated Insurance Agency agree to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies affecting the sale of the Contracts.

4.   LICENSING AND/OR APPOINTMENT OF REPRESENTATIVES

     a. BD and Associated Insurance Agency are hereby specifically authorized to designate those registered representatives of BD, or individuals associated with the Associated Insurance Agency ("Agents"), proposed to be engaged in solicitation of sales of the Contracts for appointment by LBL as individual insurance agents. BD and Associated Insurance Agency shall not propose a registered representative, or Agent, for appointment unless such representative, or Agent, is duly licensed as an insurance agent in the state(s) in which it is proposed that such representative, or Agent, engage in solicitations of sales of the Contracts. BD and Associated Insurance Agency together shall be responsible for registered representatives', and Agents', compliance with applicable insurance agent licensing standards.

     b. BD and Associated Insurance Agency shall assist LBL and ALFS in the appointment of BD's registered representatives, and Agents, under applicable insurance laws to sell the Contracts. BD and Associated Insurance Agency shall comply with LBL requirements for, including the General Letter of Recommendation (attached as Exhibit A), in submitting licensing or appointment documentation for proposed registered representatives and Agents. All such documentation shall be submitted by BD or Associated Insurance Agency to LBL or its designated agent licensing administrator.

     c. LBL reserves the right to refuse to appoint any such designated individual or, once appointed, to terminated or refuse to renew the appointment of any such designated individual. Only those registered representatives who are duly licensed as insurance agents and appointed by LBL (herein, "Representatives") shall have authority to solicit sales of the Contracts. Only those Agents who are registered representatives of BD shall have authority to solicit sales of the Contracts. Agents who are not registered representatives of BD are not authorized to sell Contracts. BD and Associated Insurance Agency shall notify ALFS immediately in writing if any Representative appointed by LBL ceases to be a registered representative of BD or if any Representative or Agent ceases to be properly licensed in any state.

5.   SUPERVISION OF REPRESENTATIVES

     a. BD shall have full responsibility for training and supervision of all Representatives associated with BD who are engaged directly or indirectly in the offer or sale of the Contracts and all such persons shall be subject to the control of BD with respect to such persons' activities in connection with the sale of the Contracts. BD shall comply with the administrative procedures of LBL and ALFS involving federal securities law and state insurance law. There should be a comparable Representative for the Associated Insurance Agency.

     b. Before Representatives and Associated Insurance Agency engage in the solicitation of applications for the Contracts, BD and Associated Insurance Agency will cause (1) the Representatives to be registered representatives of BD; (2) the Representatives to qualify under applicable federal and state laws to engage in the sale of the
          Contracts;  (3) the  Representatives  to be trained in the sale of the
          Contracts; and (4) such Representatives to limit solicitation of applications for the Contracts to jurisdictions where LBL has authorized such solicitation.

     c. BD is specifically charged with the responsibility of supervising and reviewing its Representatives' use of sales literature and advertising and all other communications with the public in connection with the Contracts. No sales solicitation, including the delivery of supplemental sales literature or other such materials, shall occur, be delivered to , or used with a prospective purchaser unless accompanied or preceded by the appropriate then current prospectus(es).

     d. In the event a Representative or Agent fails to meet the BD's or Associated Insurance Agency's rules and standards, BD or Associated Insurance Agency shall notify LBL and shall act to terminate the sales activity of such Representative or Agent relating to the Contracts.

     e. Upon request by LBL, BD and Associated Insurance Agency shall furnish appropriate records or other documentation to evidence BD's and Associated Insurance Agency's diligent supervision.

6.   SALES PROMOTION MATERIAL AND ADVERTISING

     a. BD, Associated Insurance Agency, Agents and Representatives, in connection with the offer or sale of the Contracts of Solicitation of a payment or other transaction under a Contract, shall not give any information or make any representations or statements, written or oral, concerning the Contracts inconsistent with information or representations contained in the prospectus, statement of additional information and registration statement for the Contracts or in reports or proxy statements thereof, or in promotional, sales of advertising material or other information supplied and approved in writing by ALFS for such use, the contracts of materials furnished by LBL, BD, Associated Insurance Agency, agents and Representatives may not modify or represent that they may modify any such prospectus, statement of additional information, registration statement, promotional, sales of advertising materials.

     b. No item of sales promotion materials or advertising relating to the Contracts, including any illustrations or software programs therefore, shall be used by BD, Associated Insurance Agency, Agents of Representatives unless the specific item has been provided by LBL and ALFS or has first been approved in writing by LBL and ALFS for use. LBL and ALFS reserve the right to recall any material provided by them at any time for any reason, and BD and Associated Insurance Agency shall promptly comply with any such request for the return of material and shall not use such material thereafter.

7.   ETHICAL MARKET CONDUCT COMPLIANCE

In addition to the requirement that you comply with the rules and regulations pertaining to supervision, underwriting practices, acceptance of risks, delivery of policies and all other areas of LBL's business, the BD and BD's representatives are required to:

(a) Comply with LBL's and ALFS's policies and procedures concerning the replacement of life insurance policies and annuity policies. A replacement occurs whenever an existing life insurance policy or annuity is terminated, converted, or otherwise changed in value. For any transaction involving a replacement, LBL and ALFS requires you to:

     (1) recommend the replacement of an existing policy only when replacement is in the best interest of the customer;

     (2) fully disclose all relevant information to the customer, which information includes: 1) comparison of old and new premiums, expenses and surrender charges, cash values, and death benefits; 2) any loss of cash value or policy value by surrendering the existing policy; 3) all guaranteed and maximum values of both policies; 4) the fact that a new contestability and suicide period starts under the new policy; and 5) the requirement that the customer must be re-underwritten for the new policy;

     (3) provide state-required replacement notices to customers on the same day the application is taken and indicate on the application that the transaction involves the full or partial replacement of an existing policy; (4) never recommend that a customer cancel an existing policy until a new policy is in force and the customer has determined that the new policy is acceptable.

(b) Adhere to LBL's rules and regulations concerning ethical market conduct, which require that you:

     (1) carefully evaluate the insurance needs and financial objectives of your clients, and use sales tools (e.g. policy illustrations and sales brochures) to determine that the insurance or annuity you are proposing meets these needs;

     (2) maintain a current license and valid appointment in all states in which you promote the sale of LBL products to customers and keep current of changes in insurance laws and regulations by reviewing the bulletins and newsletters that LBL publishes;

     (3) comply with LBL policies concerning replacements, and refrain from providing false or misleading information about a competitor or competing product or otherwise making disparaging remarks about a competitor;

     (4) submit all advertising materials intended to promote the sale of an LBL product to the home office for approval prior to use;

     (5) immediately report to LBL any customer complaints, whether written or oral, and assist LBL in resolving the complaint to the satisfaction of all parties;

     (6) communicate these standards to any producers or office personnel that you directly supervise and request their agreement to be bound by these conditions as well.

8.   SECURING APPLICATIONS

All applications for Contracts shall be made on application forms supplied by LBL. BD will review all sales for suitability and all applications for completeness and correctness as to form. BD will promptly, but in no case later than the end of the next business day following receipt by BD or a Representative, forward to LBL all complete and correct applications for suitable transactions, together with any payments received with the applications, without deduction for compensation. LBL reserves the right to reject any Contract application and return any payment made in connection with an application which is rejected. Contracts issued on accepted applications will be forwarded to BD or its Representatives for delivery to the Contract Owner.

9.   PAYMENTS RECEIVED BY BD

All premium payments (hereinafter collectively referred to as "Payments") are the property of LBL and shall be transmitted to LBL by BD immediately upon receipt by BD or Associated Insurance Agency or any Agent or Representative in accordance with the administrative procedures of LBL, without any deduction or offset for any reason, including by example but not limitation, any deduction or offset for compensation claimed by BD. CUSTOMER CHECKS SHALL BE MADE PAYABLE TO THE ORDER OF "LINCOLN BENEFIT LIFE COMPANY."

10.  COMMISSIONS PAYABLE

Commissions payable in connection with the contracts shall be paid to BD or Associated Insurance Agency according to the Commission Schedule(s) relating to this Agreement as they may be amended from time to time and in effect at the time the Contract Payments are received by LBL. LBL reserves the right to revise the Commission Schedules at any time upon at least thirty (30) days prior written notice to BD. Compensation to the BD's Representatives for Contracts solicited by the Representatives and issued by LBL will be governed by agreement between BD and its Representatives and its payment will be the BD's responsibility.

11.  CANCELLATION OF POLICY

If LBL is required to refund premiums or return contract values and waive surrender charges on any Contract for any reason, then no commission will be payable with respect to said premiums and any commission previously paid for said premiums must be refunded to ALFS. ALFS agrees to notify BD within thirty
(30) days after it receives notice from LBL of any premium refund or a commission chargeback.

12.  ADDITIONAL PARTY TO THIS AGREEMENT

In the event that BD is not licensed as an insurance agency in any state where it wishes to solicit contracts, but utilizes an Associated Insurance Agency to satisfy state insurance laws, such Associated Insurance Agency shall sign this Agreement and BD shall countersign this Agreement, and BD and its Associated Insurance Agency shall be duly bound thereby.

13.  HOLD HARMLESS AND INDEMNIFICATION PROVISIONS

No party to this Agreement will be liable for any obligation, act or omission of the other. Each party to this Agreement will hold harmless and indemnify LBL, ALFS, and BD, as appropriate, for any loss or expense suffered as a result of the violation or noncompliance by that party or the Associated Persons of that party by any applicable law or regulation. The term "Associated Person" as used herein shall be defined consistently with the definition of such term as contained in Article I of the NASD By-Laws.

Without limiting the above paragraph, in situations when "as of" pricing is necessary in connection with the Contracts (and a loss is incurred to compensate the Contract owner for reduced Contract values) the party whose actions resulted in the loss will bear the costs according to pricing procedures established by LBL.

14.  NON-ASSIGNABILITY PROVISION

This Agreement may not be assigned by any party except by mutual consent.

15.  NON-WAIVER PROVISION

Failure of any party to terminate the Agreement for any of the causes set forth in this Agreement will not constitute a waiver of the right to terminate this Agreement at a later time for any of these causes.

16.  AMENDMENTS

Except as stated in Paragraph 9, no amendment to this Agreement will be effective unless it is in writing and signed by all the parties hereto.

17.  INDEPENDENT CONTRACTORS

BD and its Representatives are independent contractors with respect to LBL and ALFS.

18.  NOTIFICATION OF DISCIPLINARY PROCEEDINGS

     a. BD and Associated Insurance Agency agree to notify ALFS in a timely fashion of any disciplinary proceedings against any of BD's Representatives soliciting sales of the Contracts or any threatened or filed arbitration action or civil litigation arising out of BD's solicitation of the Contracts.

     b. BD and Associated Insurance Agency shall cooperate with LBL in investigating and responding to any customer complaint, attorney demand, or inquiry received from state insurance departments or other regulatory agencies or legislative bodies, and in any settlement or trial of any actions arising out of the conduct of business under this Agreement.

     c. Any response by BD or Associated Insurance Agency to an individual customer complaint will be sent to LBL and ALFS for approval not less than five (5) business days prior to it being sent to the customer, except that if a more prompt response is required, the proposed response may be communicated by telephone, facsimile or in person.

19.  BOOK AND RECORDS

     a. LBL, ALFS and BD and Associated Insurance Agency agree to maintain the books, accounts and records so as to clearly and accurately disclose the nature and details of transactions and to assist each other in the timely preparation of records. ALFS and BD shall each submit such records to the regulatory and administrative bodies which have jurisdiction over LBL or the underlying mutual fund shares.

     b. Each party to this Agreement shall promptly furnish to the other party any reports and information which the other party may request for the purpose of meeting its reporting and record keeping requirements under the insurance laws of any state, and under the federal and state securities laws or the rules of the NASD.

20.  CONFIDENTIALITY

Each party to this Agreement shall maintain the confidentiality of any material designated as proprietary by another party, and shall not use or disclose such information without the prior written consent of the party designated such material as proprietary.

21.  LIMITATIONS

No party other than LBL shall have the authority on behalf of LBL to make, alter, or discharge any Contract issued by LBL, to waive any forfeiture or to grant, permit, or to extend the time of making any Payments, or to alter the forms which LBL may prescribe or substitute other forms in place of prescribed by LBL; or to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of LBL.

22.  TERMINATION

This Agreement may be terminated at the option of any party upon ten (10) days written notice to the other parties, or at the option of any party hereto upon the breach by any party of the covenants and terms of this Agreement.

23.  NOTICE

All notices to LBL and ALFS relating to this Agreement should be sent to Lincoln Benefit Life Centre, Lincoln, Nebraska 68501-0469. All notices to BD will be duly given if mailed to the address shown above.

24.  SEVERABILITY

Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.


                                    EXHIBIT A

                        GENERAL LETTER OF RECOMMENDATION

BD hereby certifies to Lincoln Benefit Life Company ("LBL") that all the following requirements will be fulfilled in conjunction with the submission of appointment papers for all applicants as agents of LBL submitted by BD. BD will, upon request, forward proof of compliance with same to LBL in a timely manner.

1. We have made a thorough and diligent inquiry and investigation relative to each applicant's identity, residence, business reputation, and experience and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of appointment as a variable contract agent of LBL. This inquiry and background investigation has included a credit and criminal check on each applicant. Based upon our investigation, we vouch for each applicant and certify that each individual is trustworthy, competent and qualified to act as an agent for LBL to hold himself out in good faith to the general public.

2. We have on file the appropriate state insurance department licensing forms or U-4 form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our NASD member firm, and each applicant is presently registered as an NASD registered representative.

     The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license or appointment and all the findings of all investigative information is favorable.

3. We certify that all educational requirements have been met for the specific state each applicant is licensed in, and that, all such persons have fulfilled the appropriate examination, education and training requirements.

4. We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these applicants, to the end that the insurance interest of the public will be properly protected.

5. We will not permit any applicant to transact insurance as an agent until duly licensed and appointed by LBL. No applicants have been given a contract of furnished supplies, nor have any applicants been permitted to write, solicit business, or act as an agent in any capacity on behalf of LBL, and they will not be so permitted until the certificate of authority applied for is received.